UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2009

POWERSECURE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12014 (Commission File Number)	84-1169358 (I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (919) 556-3056
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 25, 2009, PowerSecure, Inc. (“PowerSecure”), a Delaware corporation and wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into lease financing arrangement (the “Lease Financing”) under a Master Lease Agreement (the “Master Lease”) with BB&T Equipment Finance Corporation (“Lessor”), an affiliate of BB&T Corporation. The Company intends to use the proceeds of the Lease Financing to finance recurring revenue projects as well as to provide working capital. The Company intends to account for the Lease Financing as an operating lease in its consolidated financial statements in accordance with generally accepted accounting principles.
     Under the terms of the Master Lease, PowerSecure may, from time to time, lease from Lessor certain distributed generation equipment installed on customer sites (the “Equipment”) for a term and with monthly rent payable by PowerSecure based on the price of the Equipment, market conditions, and interest rates in effect at the time each specific Lease Financing arrangement under this Master Lease is established. The Master Lease, and all specific Lease Financing arrangements thereunder, are guaranteed by the Company under a Master Lease Guaranty (the “Guaranty”). Under the Guaranty, the Company has unconditionally guaranteed the obligations of PowerSecure under the Master Lease for the benefit of the Lessor. The Master Lease and the Guaranty constitute permitted indebtedness under the Company’s current credit facility, under which an affiliate of the Lessor is one of the lenders.
     The Master Lease provides PowerSecure with limited rights, subject to the Lessor’s approval, which will not be unreasonably withheld, to substitute equipment during the term of each lease entered into under the Master Lease, or, in the event PowerSecure’s service contract with its customer terminates, to purchase the Equipment for the greater of its fair market value or a predetermined stipulated loss value. The Master Lease also contains customary representations and warranties, covenants relating to the use and maintenance of the Equipment, indemnification, and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, and certain bankruptcy and insolvency events, customary for leases of this nature. The Master Lease further grants to Lessor certain remedies upon a default, including the right to cancel the Master Lease, to accelerate all rent payments for the remainder of the term of the Master Lease, to recover liquidated damages, or to repossess and re-lease, sell or otherwise dispose of the Equipment.
     On November 27, 2009, under the Master Lease, PowerSecure entered into a specific Lease Financing arrangement for distributed generation equipment deployed in conjunction with recurring revenue service agreements with customers totaling $604,540 (the “Initial Lease Financing Arrangement”). The Initial Lease Financing Arrangement was facilitated through a sale-and-leaseback transaction. The term of lease (the “Initial Lease”) in the Initial Lease Financing Arrangement is 84 months, and the monthly lease payment is approximately $7,250. PowerSecure has the option to purchase the equipment financed thereby at a price of $157,712 on June 1, 2016. At the expiration of the 84 month term of the Initial Lease, PowerSecure will have the option to renew the Initial Lease for a negotiated term at the fair market value of the leased equipment, or to purchase the leased equipment for its fair market value.
     The foregoing description of the Master Lease, the Guaranty and the Initial Lease Financing Arrangement does not purport to be a complete statement of the parties’ rights and obligations thereunder, and is qualified in its entirety by reference to the text of such agreements, which are filed as Exhibits 10.1 through 10.5 to this Report and incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As described above in Item 1.01, on November 25, 2009, PowerSecure entered into the Master Lease between the Lessor, as lessor, and PowerSecure, as lessee, for the lease of Equipment, and the Company entered into a Guaranty of PowerSecure’s obligations under the Master Lease for the benefit of the Lessor. On November 27, 2009, under the Master Lease, PowerSecure entered into the Initial Lease Financing Arrangement for $604,540 in Equipment. The information provided above in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits
10.1	Master Lease Agreement, dated as of November 25, 2009, between BB&T Equipment Finance Corporation, as lessor, and PowerSecure, Inc., as lessee.

10.2	Master Lease Guaranty, dated as of November 25, 2009, by PowerSecure International, Inc. in favor of BB&T Equipment Finance Corporation

10.3	Equipment Schedule Series A No. 1, dated as of November 27, 2009, between BB&T Equipment Finance Corporation, as lessor, and PowerSecure, Inc., as lessee.

10.4	Rider No. 1 to Equipment Schedule Series A No. 1, dated as of November 27, 2009, between BB&T Equipment Finance Corporation, as lessor, and PowerSecure, Inc., as lessee.

10.5	Rider No. 2 to Equipment Schedule Series A No. 1, dated as of November 27, 2009, between BB&T Equipment Finance Corporation, as lessor, and PowerSecure, Inc., as lessee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Vice President and Chief Financial Officer

Dated: December 2, 2009

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